Exhibit 99.1
For Immediate Release
December 15, 2005
Contacts:
Richard F. Bonini
Secretary
Investor Relations
Lucienne Gigante
Vice President
Investor Relations
Tel. (212) 329-3733
DORAL FINANCIAL CORPORATION REPORTS
INDEPENDENT INVESTIGATION SUBSTANTIALLY COMPLETE AND
PROVIDES UPDATE ON RESTATEMENT
San Juan, Puerto Rico, December 15, 2005 - Doral Financial Corporation (NYSE: DRL) (the “Company”) stated today that the independent investigation being conducted by Latham & Watkins LLP (“Latham”) at the direction of the Company’s Audit Committee has been substantially completed.
As previously announced, as part of this investigation, Latham examined the mortgage loan sale transactions between the Company and several local financial institutions. After receiving information from Latham concerning the results of its investigation, on December 14, 2005, the Company’s Audit Committee decided to record the mortgage sales transactions with FirstBank Puerto Rico (“FirstBank”) as loans payable secured by mortgage loans and to reverse the gains previously recognized with respect to such transactions, because it is likely that at the time of the transactions there were oral agreements or understandings between former members of the Company’s management and First Bank providing recourse beyond the limited recourse established in the written contracts. During the restatement period, the Company entered into loan sale transactions with FirstBank aggregating to approximately $3.9 billion. In addition, while the Company has not made a final determination of the accounting treatment of the mortgage sale transactions with other local financial institutions, it expects that the accounting for these transactions will continue to qualify for “sale” treatment under SFAS 140, except as set forth below with respect to certain contemporaneous mortgage loans purchase and sale transactions.
The Audit Committee also decided to reverse a number of transactions involving the generally contemporaneous purchase and sale of mortgage loans from and to local financial institutions where the amounts purchased and sold, and other terms of the transactions, were similar. These include transactions with R&G Financial Corporation during the fourth quarter of 2004 and the first quarter of 2005 covering the purchase and sale of approximately $530 million in mortgage loans, as well as transactions covering the purchase and sale of approximately $200 million in mortgages with a local financial institution during 2000 and approximately $445 million in mortgages with another local financial institution during 2000 and 2001. The Company’s Audit Committee determined that there was insufficient contemporaneous documentation regarding the business purpose for these transactions in light of the timing and similarity of the purchase and sale amounts and other terms of the transactions. Accordingly, the Audit Committee determined to reverse the gains previously recognized with respect to these sales and record the transactions as loan payables secured by mortgage loans.
The Company also announced that, with the independent investigation substantially completed, absent new information, it anticipates that it will file its amended annual report on Form 10-K for the year ended December 31, 2004 within approximately 60 days, and its quarterly reports on Form 10-Q for the first three quarters of 2005 as soon as practicable after the filing of its amended annual report on Form 10-K.
As previously noted in its Form 8-K dated September 22, 2005, the Company had estimated that the corrections of the accounting issues addressed in the restatement would reduce its consolidated stockholders’ equity, on a pre-tax basis, by approximately $720 million. As a result of the work completed to date and the matters described above, while the accounting has not been finalized, the Company currently estimates that its consolidated stockholders’ equity at December 31, 2004 will be reduced, on a pre-tax basis, by approximately $910 million. The Company expects that it and its banking subsidiaries will continue to be “well capitalized” for bank regulatory purposes as of December 31, 2005.
All the estimates included above are unaudited and have been calculated on a pre-tax basis because the Company is still calculating the required adjustments for tax accruals.
Doral Financial Corporation, a financial holding company, is the largest residential mortgage lender in Puerto Rico, and the parent company of Doral Bank, a Puerto Rico based commercial bank, Doral Securities, a Puerto Rico based investment banking and institutional brokerage firm, Doral Insurance Agency, Inc. and Doral Bank FSB, a federal savings bank based in New York City.
FORWARD LOOKING STATEMENTS
     This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” estimate,” “intend,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	the Company’s ability to attract new clients and retain existing clients;

•	the Company’s ability to retain and attract key employees;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from material weaknesses in the Company’s internal control over financial reporting;

•	potential adverse effects to the Company’s financial condition, results of operations or prospects as a result of any required adjustments to prior period financial statements;

•	risks associated with the Company’s inability to prepare and timely file financial statements;

•	the Company’s ability to satisfy certain reporting covenants under its indentures;

•	potential adverse effects if the Company is required to recognize additional impairment charges or other adverse accounting-related developments;

•	potential adverse developments in connection with the ongoing in SEC inquiry;

•	potential adverse developments from enforcement actions that may be commenced by bank regulatory agencies;

•	potential downgrades in the credit ratings of our securities; and

•	developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
     The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.